Healthcare Triangle (HCTI) Acquires DevCool, an Electronic Health Record (EHR) Focused Healthcare IT and Managed Services Company

Acquisition Expected to Add Approximately $20 Million in Revenues

PLEASANTON, Calif., December 13, 2021— Healthcare Triangle, Inc. (HCTI), a leading provider of Healthcare and Life Sciences cloud transformation, managed services and data analytics platform company announced today that it has acquired DevCool, Inc. (“DevCool”), ranked by Inc. 5000 as among the fastest growing private companies in USA in 2021.

DevCool provides EHR Implementation and Managed Services to 6 of the top 10 Hospitals in the USA and specializes in providing services to cancer research hospitals and university medical centres. The combined entity will focus on accelerating healthcare providers to adopt cloud technologies in improving clinical, operational, and financial performance. This will open up significant opportunities for HCTI, a premier partner of AWS, Google Cloud, and Microsoft Azure to upsell its SaaS Platforms like CloudEz, DataEz, and Readabl.AI to the existing client base of DevCool.

“With the acquisition of DevCool, Healthcare Triangle will implement technological advancements designed to improve hospitals' provisioning of patient care, reduce information technology costs, and enable faster EHR deployments for hospital clients as part of its strategy to consolidate its leadership position in the healthcare space. This will further allow clients to host their EHR on public clouds (Amazon Web Services, Google Cloud, and Microsoft Azure) with the HCTI’s CloudEz Platform and expertise,” said Suresh Venkatachari, Chairman and CEO of Healthcare Triangle, Inc.

He added that "With the acquisition of DevCool, we will add large health systems and Integrated Delivery Networks (IDN) to HCTI’s client portfolio, and we expect it to be accretive to EBITDA.”

“We see the acquisition of DevCool improving patient outcomes by implementing AI and Data driven platforms across medical centers and clinical facilities. Healthcare Triangle (HCTI) expects significant opportunities in cloud transformation services, further growth of data analytics and AI platforms based recurring revenues in the healthcare domain,” said Shibu Kizhakevilayil, Head of M&A and Board of Director of Healthcare Triangle Inc. “We look forward to working with Sandeep Deokule and the DevCool team in our continued journey to become a top 10 healthcare IT company in US,” said Mr. Kizhakevilayil.

"We are excited to be part of HCTI, and our goal is to continue helping hospitals innovate and at the same time keep EHR Managed Services cost lower,” said Sandeep Deokule, founder of DevCool. "DevCool along with HCTI will now be able to scale faster, deliver large scale EHR implementations, and hosting applications on the cloud.”

About Healthcare Triangle, Inc. (HCTI)

Healthcare Triangle, Inc. based in Pleasanton, Calif., reinforces healthcare progress through breakthrough technology and extensive industry knowledge and expertise. We support healthcare organizations—including hospitals and health systems and health plans—as well as pharma and life sciences organizations, in their efforts to improve health outcomes. Healthcare Triangle enables the rapid adoption of new technologies, data enlightenment, business agility, and response to immediate business needs and competitive threats. The highly regulated healthcare and life sciences industries rely on Healthcare Triangle for expertise in digital transformation encompassing the cloud, security and compliance, data lifecycle management, healthcare interoperability, and clinical and business performance optimization. For more information, visit HealthcareTriangle.com.

Visit www.healthcaretriangle.com for more information.

About DevCool

Devcool, Inc., Fastest Growing Company in USA in 2021 (by Inc 5000 Magazine) is a trusted technology and business solutions provider for America's top healthcare organizations by providing EHR IT Managed Services. DevCool helps to rethink Healthcare delivery models by combining cutting edge Healthcare IT solutions and EHR Managed Services. For more information, please visit http://www.devcool.com.